Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 333-260180 on Form S-3 of our report dated February 28, 2025, relating to the consolidated financial statements of Focus Universal Inc for the years ended December 31, 2024 and 2023 (which report includes an explanatory paragraph relating to substantial doubt about Focus Universal, Inc.’s ability to continue as a going concern) appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Weinberg & Company P.A.

Los Angeles, California

February 28, 2025